Exhibit 10.17

     AVON PRODUCTS, INC.
DEFERRED COMPENSATION PLAN

     AVON PRODUCTS, INC.
DEFERRED COMPENSATION PLAN

     THIS INDENTURE made as of January 1, 2003, by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (hereinafter called the “Primary Sponsor”).

INTRODUCTION:

     The Primary Sponsor maintains the Avon Personal Savings Account Plan (the “Savings Plan”), a defined contribution plan under which participating employees may contribute on a pre-tax basis pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The limitations of Sections 401(a)(17), 401(k)(3), 402(g) and 415 of the Code may, separately or in combination, limit the amount of pre-tax employee contributions that otherwise could be made under the Savings Plan on behalf of certain participants. The Primary Sponsor previously established the Avon Deferred Compensation Plan (the “Plan”), which was last amended and restated as of January 1, 1998, for the purpose of providing, to the extent possible on a non-qualified and unfunded basis, an opportunity for selected Participants to: (1) accumulate retirement savings as if such persons had been able to continue to participate in the Savings Plan without regard to certain tax limitations, (2) defer receipt of all or part of the Participant’s Annual Bonus, (3) defer all or part of the Participant’s cash award component otherwise payable under the Primary Sponsor’s long-term incentive plan, (4) defer up to 50% of the Participant’s Base Salary, and (5) defer receipt of other forms of compensation (including Restricted Stock Units).

     The Primary Sponsor now wishes to amend and restate the Plan to incorporate prior amendments, to rename the Plan the “Avon Products, Inc. Deferred Compensation Plan,” and to reflect certain other changes to the Plan effective January 1, 2003.

AMENDMENT AND RESTATEMENT

      NOW, THEREFORE, the Primary Sponsor does hereby rename and amend and restate the Plan, effective January 1, 2003, to read as follows:

SECTION 1.
DEFINITIONS

     Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meanings set forth below:

     1.1 “Account” means the accounts and subaccounts established and maintained by the Plan Administrator. In addition to any other accounts as the Plan Administrator may establish and maintain, the Plan Administrator shall establish and maintain separate accounts and subaccounts (each of which shall be adjusted pursuant to the Plan to reflect income, gains, losses and other credits or charges attributable thereto) to be designated as follows:

      (a) “Deferred Compensation Account” shall consist of the following subaccounts:

     (i) “In-Service Cash Subaccount” which shall reflect a Participant’s cash contributions (and any Company contributions pursuant to Section 3.4) that have been designated by the Participant, in accordance with Section 4, as being credited to the Participant’s In-Service Cash Subaccount. If so designated by the Participant in accordance with Sections 4 and 6.3, a Participant may have up to 2 different In-Service Cash Subaccounts.

     (ii) “Retirement/Termination Cash Subaccount” which shall reflect a Participant’s cash contributions (and any Company contributions pursuant to Section 3.4) that have been designated by the Participant, in accordance with Section 4, as being credited to the Participant’s Retirement/Termination Cash Subaccount.

      (b) “Restricted Stock Account” shall consist of the following subaccounts:

     (i) “In-Service Stock Subaccount” shall reflect a Participant’s contributions of Deferred Stock that have been designated by the Participant, in accordance with Section 4, as being credited to the Participant’s In-Service Stock Subaccount. If so designated by the Participant in accordance with Sections 4 and 6.3, a Participant may have up to 2 different In-Service Stock Subaccounts.

     (ii) “Retirement/Termination Stock Subaccount” which shall reflect a Participant’s contributions of Deferred Stock that have been designated by the Participant, in accordance with Section 4, as being credited to the Participant’s Retirement/Termination Stock Subaccount.

     1.2 “Affiliate” means (a) any corporation which is a Participant of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor.

     1.3 “Annual Bonus” means the cash portion of a Participant’s annual bonus under the Primary Sponsor’s Management Incentive Plan or other annual incentive award program as specified by the Primary Sponsor from time to time.

     1.4 “Base Salary” means a Participant’s “Annual Compensation,” as that term is defined under the Savings Plan for purposes of making contributions pursuant to a salary deferral election, as the same may be amended from time to time, provided that for purposes of this Plan, a Participant’s Base Salary shall be determined:

     (a) without regard to the limit on compensation that may be recognized under Code Section 401(a)(17).

     (b) with the inclusion of compensation deferred by the Participant pursuant to Section 3.

      (c) excluding any bonuses or extraordinary compensation.

Notwithstanding the foregoing, severance payments (other than severance payments in the form of salary continuation) shall not be considered part of a Participant’s “Base Salary.”

     1.5 “Beneficiary” means the person or trust that a Participant designated most recently in writing to the Plan Administrator; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the term Beneficiary means (a) the Participant’s spouse or (b) if no spouse is alive, the deceased Participant’s estate (as payable to the legal representative of such estate).

     1.6 “Board of Directors” means the Board of Directors of the Primary Sponsor.

     1.7 “Code” means the Internal Revenue Code of 1986, as amended.

     1.8 “Company Stock” means the common stock of Avon Products, Inc.

    1.9 “Deferral Amounts” means those amounts contributed to the Plan by a Participant pursuant to the Participant’s elections under Sections 3.1 through 3.5.

    1.10 “Deferred Stock” means those Restricted Stock Units the receipt of which has been deferred by the Participant in accordance with Section 3.6 and which has not been paid out from the Plan. Each Restricted Stock Unit deferred pursuant to Section 3.6 shall equal one share of Deferred Stock.

    1.11 “Eligible Employee” means (a) any Employee designated by the Primary Sponsor who is both on the U.S. payroll and who is in salary band A06 (or any equivalent successor designation) or above, or (b) any Employee that is part of a select group of management, who is a highly compensated employee (as defined in Code Section 414(q)), and who is designated for participation by the Primary Sponsor.

    1.12 “Employee” means any person who is employed by a Plan Sponsor or an Affiliate for purposes of the Federal Insurance Contributions Act.

     1.13 “Investment Funds” means those funds designated in Section 5.1(b) .

     1.14 “Participant” means any Eligible Employee or former Eligible Employee who has become a Participant in the Plan as provided in Section 2, for so long as the Participant’s benefits hereunder have not been paid out.

     1.15 “Plan Administrator” means the Primary Sponsor, provided that the Primary Sponsor may designate an organization or person to perform certain administrative functions designated y the Primary Sponsor to administer the Plan.

      1.16 “Plan Sponsor” means individually the Primary Sponsor and any adopting Affiliates.

      1.17 “Plan Year” means the calendar year.

     1.18 “Restricted Stock Units” means those restricted stock units (or, for grants prior to 2003, shares of restricted stock) awarded to the Participant pursuant to the Avon Products, Inc. Year 2000 Stock Incentive Plan or any successor or replacement plan.

      1.19 “Valuation Date” means the last business day of each month.

SECTION 2.
ELIGIBILITY

     Each Eligible Employee shall become a Participant as of the first day of the first payroll period following the date on which the Eligible Employee completes an enrollment form prescribed by the Plan Administrator in which the Eligible Employee elects to participate in the Plan. A Participant who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Section 3 but shall continue to be subject to all other terms of the Plan so long as the individual remains a Participant of the Plan. In the event a Participant participates in a plan of a Plan Sponsor or Affiliate intended to qualify under Code Section 401(a) containing a cash or deferred arrangement qualified under Code Section 401(k) (a “401(k) Plan”), the Participant shall be suspended from continued participation under this Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Participant under such 401(k) Plan.

SECTION 3.
DEFERRAL ELECTIONS

     3.1 Deferral of Base Salary. Each Participant may elect to defer a minimum of $5,000 and up to a maximum (when considered together with deferrals made pursuant to Section 3.4 hereof) of 50% of the Participant’s Base Salary which would otherwise be payable for such payroll period. Any deferrals shall be in increments of one percent (1%). All elections to participate and defer Base Salary shall be effective as of the first day of the Plan Year following the date the Participant’s election is processed pursuant to normal administrative procedures and shall remain in effect until the Participant notifies the Plan Administrator, in such manner and form as the Plan Administrator shall from time to time prescribe, that the Participant wishes to suspend active participation. Each such election is only effective for the calendar year following the year in which it is made and a new election must be made for each subsequent calendar year in which the Participant chooses to defer Base Salary. Once a Participant has completed an enrollment form, the Participant may suspend contributions pursuant to this Section 3.1 effective as of the next payroll period following the date the election is processed pursuant to normal administrative procedures, but the Participant may not otherwise change the amount of Base Salary the Participant has elected to defer. Notwithstanding the foregoing, a Participant may not defer severance payments pursuant to this Section 3.1.

     Notwithstanding the foregoing, in the event an Eligible Employee submits an election to participate and defer Base Salary under the Plan within 30 days of the Eligible Employee’s commencement of employment with the Primary Sponsor, such election shall be effective as of the first day of the first payroll period following the date the Participant’s election is processed pursuant to normal administrative procedures.

     3.2 Deferral of Annual Bonus. A Participant may elect to defer all or a portion of the Participant’s Annual Bonus for each calendar year, provided that the elected amount or percentage must be at least equal to $5,000. The amount or percentage of the Annual Bonus to be deferred for a calendar year is at the discretion of the Participant subject to the form and manner prescribed by the Plan Administrator. An election by a Participant to defer all or part of such Annual Bonus must be made prior to the calendar year in which the Annual Bonus is paid by completing, signing and returning an election form provided by the Primary Sponsor by no later than a date established by the Primary Sponsor at its discretion. Each such election is irrevocable for that calendar year and shall only valid for the calendar year for which it is made. A new election must be made for each subsequent calendar year in which the Participant chooses to defer any portion of an Annual Bonus.

     3.3 Deferral of LTIP Bonus. A Participant may elect to defer all or a portion of the Participant’s cash award earned and payable under the Primary Sponsor’s long-term incentive plan or successor thereto or similar plan designated by the Primary Sponsor (an “LTIP Bonus”), provided that the elected amount or percentage must be at least equal to $5,000. Such election must be irrevocable and must be made prior to the end of the performance period for which an LTIP Bonus is payable by completing, signing and returning an election form provided by the Primary Sponsor by no later than a date established by the Primary Sponsor at its discretion (such date to be no later than the end of the year prior to the year of payment). A new election must be made for each LTIP Bonus any portion of which the Participant wishes to defer.

     3.4 Deferral of Excess Personal Savings Plan Contributions. A Participant (i) may elect to defer receipt of all or a portion of the Before-Tax Participant Contributions as defined in the Savings Plan which would have been permitted to be made as “Basic Contributions” under such plan for a Plan year, as if subsections (a) through (c) below applied, in excess of the Before-Tax Participant Contributions actually made by such Participant to the Savings Plan for such Plan Year, and (ii) shall be concurrently credited with those matching contributions which would have been made under the Savings Plan in excess of those matching contributions actually made to the Savings Plan for such Plan Year, as if

     (a) the limitations of Code Section 415 were not applicable,

     (b) the limitations of Code Section 401(a)(17) were not applicable, and

     (c) the limitations of Code Section 402(g) were not applicable.

     Notwithstanding the foregoing, any matching contributions provided in the preceding paragraph shall be contingent on the Participant electing to contribute to the Savings Plan as Before-Tax Participant Contributions the lesser of: (i) the maximum amount of Before-Tax Contributions permitted to be contributed under the Savings Plan, or (ii) the maximum amount permitted to be contributed under Code Section 402(g). Any election to defer pursuant to this Section 3.4 must be made independently from any deferral election under Sections 3.1, 3.2, 3.3, 3.5, or 3.6 and, except as provided in the following sentence, prior to the year in which the performance of the services to which the deferral relates. Notwithstanding the foregoing, in the event any Eligible Employee submits a deferral election under this Section 3.4 within 30 days of the Eligible Employee’s commencement of employment with the Primary Sponsor, such election shall be effective as of the first day of the first payroll period following the date the Participant’s election is processed pursuant to normal administrative procedures. For any Participant, each such election is valid only for the calendar year for which it was made, and a new election must be made in advance for each year thereafter in which the Participant chooses to make deferrals under this Section 3.4.

     3.5 Election to Defer Other Forms of Compensation. A Participant may defer the receipt of other forms of compensation including, but not limited to, lump sum non-qualified retirement benefits. Any such deferral election must be in accordance with the terms and conditions established at the Plan Administrator’s sole discretion and any election would have to be submitted in writing at least 12 months prior to the date such compensation is payable or such other date as established by the Plan Administrator. Severance compensation payable in the form of salary continuation and long-term disability benefits may not be deferred.

     3.6 Election to Defer Restricted Stock Units. A Participant may defer the receipt of Restricted Stock Units. Any such deferral election must be in accordance with the terms and conditions established at the Primary Sponsor’s sole discretion and any election must be submitted in writing no later than the earlier of the year prior to the year in which the Restricted Stock Units become vested or 6 months prior to the date the shares of Restricted Stock Units become vested. Any election shall be irrevocable and must relate to the deferral of no less than 500 Restricted Stock Units.

SECTION 4.
CREDITING ACCOUNTS

     4.1 Crediting Accounts. At the time each deferral election is made, a Participant shall also irrevocably designate whether the Participant’s Deferral Amounts and Deferred Stock are to be allocated, in whole or in part, to the Participant’s Retirement/Termination or In-Service Cash or Stock Subaccounts. Separate subaccounts will be maintained for each type of distribution allocation and amounts may not be transferred from one distribution subaccount to another. Allocations of Deferral Amounts and Deferred Stock between the applicable subaccounts for each shall be in 10% increments. In the event no allocation has been elected, Deferral Amounts and Deferred Stock shall be wholly credited to a Participant’s Retirement/Termination Cash or Stock Subaccount. The Plan Sponsor shall credit Deferral Amounts to the Participant’s Deferred Compensation Account as of the date such amounts are withheld from the Participant’s compensation, and the Plan Sponsor shall credit Deferred Stock to the Participant’s Restricted Stock Account as of the date such Restricted Stock Units become vested. A Participant’s election to allocate Deferral Amounts and Deferred Stock to the Participants’ In-Service Cash or Stock Subaccount must be accompanied by an election stating the date such subaccount shall be distributed in accordance with Section 6.3. In addition, a Participant cannot elect to allocate contributions to an In-Service subaccount that is scheduled to be distributed within 12 months of the date the contribution would be allocated to such subaccount. Notwithstanding the foregoing, a Participant may elect to maintain up to 2 different In-Service Cash and up to 2 different In-Service Stock Subaccounts providing for different distribution dates in accordance with Section 6.3.

     4.2 Valuation Date. As of each Valuation Date, the Plan Sponsor shall determine the rate of return of each Investment Fund since the immediately preceding Valuation Date. The portion of the Participant’s Account under the Plan hypothetically invested in each Investment Fund Account shall be credited or charged with the rate of return for such Investment Fund based on the balance hypothetically invested in such Investment Fund as of the next preceding Valuation Date.

SECTION 5.
INDIVIDUAL FUNDS; HYPOTHETICAL
INVESTMENT OF ACCOUNTS

     5.1 Hypothetical Investment.

     (a) Deferral Amounts shall be hypothetically invested in the Fixed Income Account until the end of the month in which such Deferral Amounts are contributed pursuant to Section 3.

     (b) As of the first business day of each month, any Deferral Amounts (and earnings) credited to the Participant’s Account during the preceding month shall be hypothetically invested by the Participant among one or more Investment Funds, as permitted by the Plan Administrator from time to time. The Plan Administrator shall specify the form and manner to be used by the Participant to designate such hypothetical investment of the Participant’s Account. The designation will continue until changed in the form and manner specified by the Plan Administrator, which change will be effective as of the first business day of the following month. Any election pursuant to this Section shall be made in such form and subject to such rules and limitations as prescribed by the Plan Administrator. The four Investment Funds are as follows:

     (i) Fixed Income Investment Fund. Amounts allocated to this Investment Fund will be credited, at the end of each month, with imputed interest at an annual rate established by the Primary Sponsor and communicated to Participants prior to the commencement of the calendar year.

     (ii) Standard & Poors 500 Stock Index Investment Fund. Amounts allocated to this account will be treated as if hypothetically invested in a manner that is closely linked to changes in the S&P 500 Index over the course of each month.

     (iii) Avon Stock Unit Investment Fund. Amounts allocated to this Investment Fund will be treated as if hypothetically invested at the beginning of each month in Company Stock.

     (iv) Moody’s Rate Investment Fund. Amounts held in this account shall include only those amounts deferred prior to 1990 that have been continuously credited to the Fixed Income Investment Fund until January 1, 2003 (plus interest accrued thereon), at which point such amounts were credited to this Moody’s Rate Investment Fund. Amounts allocated to this Investment Fund will be credited as of the first business day of the month, with imputed interest at a monthly rate established by the Primary Sponsor. Participants are not permitted to credit new amounts to the Moody’s Rate Investment Fund. A Participant may, however, transfer amounts out of this Investment Fund and into another Investment Fund.

     5.2 Investment Elections. Investment elections for each month shall be made in the form and manner prescribed by the Plan Administrator prior to the first day of the following month for which it is to become effective. In the absence of any change in election, earnings and new contributions shall continue to be invested in the same Investment Funds, with the same percentage allocations, as are in effect for the immediately preceding month. The allocation of investment elections among more than one Investment Fund shall be in increments of 1% until and unless the Participant submits a new investment election. Separate elections can be made with respect to past and future deferrals. All investment election changes shall be effective only as of the beginning of the following month. Following retirement or termination of employment, if installment payments have been elected, a Participant may continue to make investment election changes each month. Similarly, Beneficiaries who continue to receive installment payments after a Participant’s death will have such election option, provided, that if there is more than 1 Beneficiary, such elections may be subject to such additional requirements as may be specified by the Plan Administrator from time to time.

     5.3 Deferred Stock. Shares of Deferred Stock shall at all times be deemed to be invested in shares of Company Stock until distributed pursuant to Sections 6, 7, or 8 below.

SECTION 6.
DISTRIBUTIONS

     6.1 Financial Hardship.

     (a) The Plan Administrator may pay all or a portion of a Participant’s Account prior to the date that payment is otherwise required to be made; provided, however, that any such distribution shall be made only if the Participant has not commenced distribution pursuant to Section 8.1 and demonstrates that the Participant will suffer a financial hardship if the Participant does not receive a distribution and that the Participant would meet the requirements for a hardship distribution under the Savings Plan (with the exclusion of the purchase of a home or the payment of tuition) as determined by the Plan Administrator. The Plan Administrator shall have the sole and absolute discretion to determine if a hardship exists with respect to a Participant. Any request for a hardship distribution pursuant to this Section 6.1 shall be submitted no less than 30 days prior to the date of the requested distribution.

     (b) No hardship withdrawal pursuant to Section 6.1 shall be for less than $10,000, and a Participant may not withdraw amounts contributed during the same calendar year as the withdrawal. Hardship payments shall be made to a Participant only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the amount to be distributed on account of a hardship shall be made by the Plan Administrator. A payment under this Plan shall be charged against the Participant’s Account as of the day coinciding with or immediately preceding the date on which payment is made.

     (c) Notwithstanding the foregoing, a Participant who receives a payment of all or any portion of the Participant’s Account pursuant to this Section 6 shall be suspended from making deferrals under Section 3 for a period of 6 months immediately following the date the Participant receives a payment under this Section 6.

     6.2 Early Withdrawal. A Participant may request that the Plan Administrator pay all or a portion of the Participant’s Account, provided that any early withdrawal that does not qualify as a hardship withdrawal pursuant to Section 6.1 will be subject to the irrevocable forfeiture of an amount equal to 10% of the withdrawn amount. Any withdrawal pursuant to this Section 6.2 that does not qualify as a hardship withdrawal pursuant to Section 6.1 must be for no less than $25,000 or, if less, 50% of the Participant’s Account. Any Participant that elects to receive a withdrawal pursuant to this Section 6.2 shall be suspended from making contributions to the Plan for the 6 month period following the date of withdrawal.

     6.3 In-Service Subaccounts. A Participant’s In-Service Cash and In-Service Stock Subaccounts will be distributed on or about the January 15 of the year designated by the Participant at the time of the deferred election. Such designated year must be no earlier than the second calendar year following the year in which the applicable deferred election is made. In the event the Participant terminates employment with the Primary Sponsor for any reason prior to the scheduled date of distribution of the Participant’s In-Service Cash or Stock Subaccount(s), the In-Service Cash or Stock Subaccount(s) will be distributed in accordance with Section 8.

      6.4 Form of Distribution.

     (a) Any distribution pursuant to Sections 6.1 and 6.2 shall be in the form of a lump sum payment and shall first be withdrawn from the Participant’s Deferred Compensation Account. Once the Deferred Compensation Account is exhausted such distribution shall be withdrawn from the Participant’s Restricted Stock Account. Any amounts distributed pursuant to Sections 6.1 and 6.2 shall be in cash and, to the extent the amounts distributed pursuant to Sections 6.1 and 6.2 consist of Deferred Stock, whole shares of Company Stock.

     (b) Any distribution pursuant to Section 6.3 shall be made in the form of 1 to 5 annual installment payments, subject to approval by the Plan Administrator and provided that the Participant makes such election at the same time the Participant elects to contribute to such In-Service Subaccounts. In the absence of a valid election to the contrary, any distribution pursuant to Section 6.3 shall be in the form of a lump sum payment. Any distribution pursuant to Section 6.3 shall be in cash and, to the extent the amount distributed pursuant to Section 6.3 consists of Deferred Stock, whole shares of Company Stock.

SECTION 7
DEATH BENEFITS

     7.1 Death of Participant. Upon the death of a Participant who dies prior to payment of the Participant’s Account, if the value of the Participant’s Account exceeds $5,000 as of the date of death, the Participant’s Beneficiary shall be entitled to receive the full value of the Participant’s Account in the manner described in Section 8.2(a) unless the Participant elected another form of distribution pursuant to Section 8.2(b) . In the event the value of the Participant’s Account does not exceed $5,000 as of the date of death, the Participant’s Beneficiary shall receive the value of the Participant’s Account in the form of a lump sum payment in the manner described in Section 8.2(d) . In the event the Participant dies after benefits have commenced, the remaining payments, if any, shall be paid to the Beneficiary in the same form and manner elected by the Participant. The Primary Sponsor reserves the right to temporarily delay distribution(s) to any Beneficiary other than a surviving spouse if it has information that there may be disputes or claims affecting the Account including tax claims or tax waivers. Any benefit payable under this Section 7 shall be paid in accordance with and subject to the provisions of this Section 7 after receipt by the Plan Administrator of notice of the death of the Participant.

     7.2 Death of Beneficiary. If, subsequent to the death of a Participant, the Participant’s Beneficiary dies while entitled to receive benefits under the Plan, any remaining payments shall be made to the Participant’s estate.

      7.3 Accelerated Payments.

     (a) In the event a Beneficiary becomes entitled to benefits under this Section 7, the Plan Administrator may pay all or a portion of a Beneficiary’s interest prior to the date that payment is otherwise required to be made; provided, however, that any such distribution shall be made only if the Beneficiary demonstrates that the Beneficiary will suffer a financial hardship if the Beneficiary does not receive a distribution and that the Beneficiary meets the requirements for a hardship distribution under the Savings Plan (with the exclusion of the purchase of a home or the payment of tuition) as determined by the Plan Administrator. The Plan Administrator shall have the sole and absolute discretion to determine if a hardship exists with respect to a Beneficiary. Any request for a hardship distribution must be made within 60 days of the date of death. Hardship payments shall be made to a Beneficiary only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the amount to be distributed on account of a hardship shall be made by the Plan Administrator. No hardship withdrawal pursuant to Section 7.3(a) shall be for less than $10,000.

     (b) A Beneficiary may elect to receive an early withdrawal of the Beneficiary’s interest that does not qualify as a hardship withdrawal; provided that any such withdrawal will be subject to the irrevocable forfeiture of an amount equal to 10% of the withdrawn amount. Any withdrawal pursuant to this Section 7.3(b) must be for no less than $25,000 or, if less, 50% of the Account.

     (c) Any distribution pursuant to this Section 7.3 shall be made in the form of a lump sum payment in cash and, to the extent the amount distributed pursuant to this Section 7.3 consists of Deferred Stock, whole shares of Company Stock.

SECTION 8
TERMINATION OF EMPLOYMENT

     8.1 Termination of Employment. Upon a termination of employment, a Participant shall be entitled to receive a distribution of the Participant’s Account in accordance with Section 8.2 below. A Participant shall be considered to have terminated employment with the Plan Sponsor or any Affiliate on the date determined by the Plan Administrator. Transfer of a Participant from one Plan Sponsor to another Plan Sponsor shall not be deemed for any purpose under the Plan to be a termination of employment by the Participant. For purposes of this Plan, a termination of employment means severance for any reason including, but not limited to, death, retirement, resignation or permanent disability under the Primary Sponsor’s long-term disability plan. Notwithstanding the foregoing, a Participant receiving severance payments shall not be considered to have terminated employment for purposes of this Section 8.1 until the end of the period of severance payments or the Participant’s termination date, whichever is later.

      8.2 Payment.

     (a) In the event a Participant terminates employment prior to age 65 or death, unless the Participant elects otherwise as provided in Section 8.2(b) below, in the event the value of the Participant’s Account exceeds $5,000 as of the date the Participant terminates employment, the Participant will be paid the Participant’s Account in 5 annual installment payments, commencing on or about January 15 of the first calendar year following the Participant’s termination of employment with additional installments continuing to be paid on or about each subsequent

January 15 for the period elected. In the event a Participant terminates employment after attaining age 65, unless the Participant elects otherwise pursuant to Section 8.2(b) below, the Participant’s entire Account will be payable in a single lump sum payment on or about January 15 of the first calendar year following the Participant’s termination of employment.

     (b) Notwithstanding the provisions of Section 8.2(a) above, in the event the value of the Participant’s Account exceeds $5,000 as of the date the Participant terminates employment, the Participant may elect to receive the Participant’s Account in the form of a lump sum payment or in the form of annual installment payments for up to 15 years. Such election must be made, or changed, by written election at least 12 months prior to the Participant’s termination of employment or such other date as established by the Plan Administrator. A distribution election made subsequent to such 12 month notice period would be effective only with the consent of the Primary Sponsor, which principally would be considered in situations of involuntary termination of employment on less than 12 months notice to the Participant.

     (c) Notwithstanding any provision of the Plan to the contrary, in the event the value of the Participant’s Account does not exceed $5,000 as of the date the Participant terminates employment, the Participant shall receive a lump sum payment of the Participant’s Account as soon as administratively feasible following the termination of employment.

     (d) Whether a Participant’s Account is paid in a lump sum or annual installments, payment shall be made in the form of cash and, to the extent the Participant’s Account consists of Deferred Stock, shares of Company Stock.

      8.3 Calculation of Installment Payments.

     (a) With respect to the portion of the Participant’s Account consisting of other than shares of Deferred Stock, if the Participant’s benefit is to be paid in the form of annual installment payments, the amount of the first installment payment will be a fraction of the value of the Participant’s Account as of the end of the year immediately preceding the date at which the installment is to be paid, the numerator of which is 1 and the denominator of which is the total number of annual installments elected. The amount of each subsequent payment, other than the final payment, will be a fraction of the remaining value of the Participant’s account as of the end of the year preceding each subsequent installment date, the numerator of which is 1 and the denominator of which is the total number of installments elected minus the number of installments previously paid. The final installment payment shall be equal to the remaining Account balance, calculated pursuant to Section 8.4. Investment credits or losses shall continue to accrue on the unpaid balance of the account.

     (b) With respect to the portion of the Participant’s Account consisting of Deferred Stock, if the Participant’s benefit is to be paid in the form of annual installment payments, the number of shares of Company Stock distributed in each installment payment will be equal the number of whole shares of Deferred Stock remaining in the Account divided by the number of remaining installment payments. The number of shares in the final installment payment shall be equal to the remaining shares of Deferred Stock.

     8.4 Calculation of Account Balance. As of the date a Participant is paid, the Participant’s Account shall be determined as of the last Valuation Date immediately preceding the date the Account is paid.

      8.5 Vesting. The Participant shall be fully vested in the Participant’s Account.

SECTION 9
CHANGE OF CONTROL

     Upon the occurrence of a “Change of Control” (as defined in the Primary Sponsor’s Year 2000 Stock Incentive Plan) approved by the Primary Sponsor’s shareholders, the Plan shall terminate and all Account balances will be distributed to Participants, or the designated Beneficiaries of any deceased Participants, as soon as practicable after the end of the calendar month in which such Change of Control occurs in the form of a lump sum payment in cash and, to the extent the amount distributed pursuant to this Section 9 consists of Deferred Stock (or consisted of Deferred Stock prior to the Change in Control), shares of Company Stock (or such other property held in the Participant’s Restricted Stock Account after the Change in Control).

SECTION 10
ADMINISTRATION OF THE PLAN

     10.1 Operation of the Plan Administrator. The Primary Sponsor shall be the Plan Administrator, unless it appoints a person, committee or other organization as the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor shall appoint a successor.

      10.2 Duties of the Plan Administrator.

      (a) The Plan Administrator shall make all payments under the terms of the Plan.

     (b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Participant or Beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits. All determinations of the Plan Administrator shall be conclusive and binding on all Employees, Participants, and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

     (c) The Plan Administrator shall furnish Participants and Beneficiaries with all disclosures required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code and shall be solely responsible for establishing and maintaining all records of the Plan.

     (d) The statement of specific duties for a Plan Administrator in this Section is not in derogation of any other duties that a Plan Administrator has under the provisions of the Plan or under applicable law.

     10.3 Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction.

     10.4 Appeals Fiduciary. The Primary Sponsor shall appoint an “Appeals Fiduciary.” The Appeals Fiduciary shall be required to review claims for benefits payable due to a Participant’s disability that are initially denied by the Plan Administrator and for which the claimant requests a full and fair review pursuant to Section 11.3. The Appeals Fiduciary may not be the individual who made the initial adverse determination with respect to any claim the Appeals Fiduciary reviews and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Fiduciary may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Primary Sponsor. Upon such removal or resignation, the Primary Sponsor shall appoint a successor.”

SECTION 11
CLAIM REVIEW PROCEDURE

     11.1 Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within 90 days (45 days with respect to a denial of any claim for benefits due to the Participant’s disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of 90 days (30 days with respect to a claim for benefits due to the Participant’s disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s disability, an additional extension of up to 30 days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

     11.2 Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

      (a) the specific reasons for the denial;

      (b) specific references to the pertinent provisions of the Plan on which the denial is based;

      (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

      (d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review;

     (e) in the case of a claim for benefits due to a Participant’s disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

     (f) in the case of a claim for benefits due to a Participant’s disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

     11.3 Right to Review. After receiving written notice of the denial of a claim a claimant or the claimant’s representative shall be entitled to:

      (a) request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s disability);

      (b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

      (c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

      (d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      11.4 Application for Review.

      (a) If a claimant wishes a review of the decision denying the Participant’s claim to benefits under the Plan, other than a claim described in Subsection (b) of this Section 11.4, the Participant must submit the written application to the Plan Administrator within 60 days after receiving written notice of the denial.

     (b) If the claimant wishes a review of the decision denying the claimant’s claim to benefits under the Plan due to a claimant’s disability, the claimant must submit the written application to the Appeals Fiduciary within 180 days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:

     (i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

     (ii) identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

     11.5 Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than 30 days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

     11.6 Notice of Hearing. At least 10 days prior to the scheduled hearing, the claimant and the claimant’s representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or the claimant’s representative, if any, may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

     11.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

     11.8 Decision on Review. No later than 60 days (45 days with respect to a claim for benefits due to the Participant’s disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to the claimant’s representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than 120 days (90 days with respect to a claim for benefits due to the Participant’s disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial 60 day (45 days with respect to a claim for benefits due to the Participant’s disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

      (a) the specific reasons for the decision;

     (b) specific references to the pertinent provisions of the Plan on which the decision is based;

     (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

     (d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

     (e) in the case of a claim for benefits due to the Participant’s disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

     (f) in the case of a claim for benefits due to a Participant’s disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

     (g) in the case of a claim for benefits due to a Participant’s disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

SECTION 12.
LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

     12.1 No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

     12.2 Attempt To Transfer. If any person who shall be entitled to any benefit under the Plan shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, such attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit shall be void and of no effect.

     12.3 Minors or Incompetents. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

     12.4 Missing Persons. Whenever the Plan Administrator cannot, within a reasonable time after a payment is due, locate any person to or for the benefit of whom such payment is to be made, after making a reasonable effort to locate such person, the Plan Administrator may direct that the payment otherwise due to the Participant be cancelled on the records of the Plan, except that in the event the Participant later notifies the Plan Administrator of the Participant’s whereabouts and requests the payment due to him under the Plan, the Plan Sponsor shall re-credit the Participant’s account and provide for payment of the re-credited amount to the Participant as soon as administratively feasible.

SECTION 13.
LIMITATION OF RIGHTS

     Participation in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.

SECTION 14.
AMENDMENT TO OR TERMINATION OF THE PLAN

     14.1 Amendment and Termination. The Primary Sponsor or any successor thereto reserves the right by action of its Board of Directors or its designee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Participants or Beneficiaries of benefits already accrued under the Plan except to the extent required under any applicable law or otherwise necessary to comply with the listing requirements of the New York Stock Exchange (or any successor market or exchange upon which shares of Company Stock are or will be traded). Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan each Participant’s Account shall be payable to the Participant as soon thereafter as is reasonably practicable. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan. Notwithstanding the foregoing, each Plan Sponsor may terminate its own participation in the Plan.

     14.2 Termination by Plan Sponsor. Each Plan Sponsor other than the Primary Sponsor shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor shall not be a termination as to any other Plan Sponsor.

     14.3 Termination by Primary Sponsor. If the Primary Sponsor terminates the Plan, the Plan shall terminate as to all Plan Sponsors.

SECTION 15.
ADOPTION OF PLAN BY AFFILIATES

     Any corporation or other business entity related to the Primary Sponsor by function or operation and any Affiliate, if the corporation, business entity or Affiliate is authorized to do so by written direction adopted by the board of directors, may adopt the Plan by action of the board of directors or other appropriate governing body of such corporation, business entity or Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting corporation, or business entity or Affiliate. The resolution shall state and define the effective date of the adoption of the Plan by the Plan Sponsor. The adopting resolutions shall be forwarded to the Primary Sponsor.

SECTION 16.
MISCELLANEOUS

     16.1 Unfunded Plan. All payments provided under the Plan shall be paid from the general assets of the applicable Plan Sponsor and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Primary Sponsor may establish a grantor trust to assist it in funding its obligations under the Plan, and any payments made to Participants or Beneficiaries from such trust shall relieve the Plan Sponsor from any further obligations under the Plan only to the extent of such payment.

     16.2 Withholding. Each Plan Sponsor shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

     16.3 Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first written above.

AVON PRODUCTS, INC.

By:	/s/ Avon Products, Inc.

Title: